UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: August 15, 2007

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Designation of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On August 15, 2007, the Board of Directors of Coldwater Creek Inc. (the “Company”) appointed Timothy O. Martin to serve as the Company’s Senior Vice President and Chief Financial Officer. Mr. Martin’s appointment is effective September 1, 2007. Mr. Martin, age 38, joined the company as Vice President, Finance in August of 2006, and has been responsible for overseeing the Company’s accounting, financial planning and reporting functions. Mr. Martin will continue to serve as the Company’s Principal Accounting Officer. Before joining Coldwater Creek, Mr. Martin served in various senior finance capacities, including Chief Accounting Officer and Vice President of Finance/Global Commercial Operations for Amgen Inc., a multi-billion-dollar pharmaceutical company, from August 2003 to May 2006. Prior to that, he held senior-level finance positions at Gap Inc. from April 2001 to August 2003. Mel Dick, who had previously announced his intention to retire, will step down from his officer positions, effective September 1 in connection with Mr. Martin’s appointment. Mr. Dick had served as the Company’s Executive Vice President and Chief Financial Officer since June 2002.

Effective September 1, 2007, Mr. Martin’s annual salary will be increased to $325,000 and his bonus target level under the Company’s 2007 Incentive Award Program for Executives will be increased to 40% of salary. Additionally, Mr. Martin will be granted an option to purchase 10,000 shares of the Company’s common stock, with an exercise price determined by the closing market price on the Nasdaq Global Select Market on August 31, 2007. One third of the shares will vest annually on the first, second and third anniversaries of the grant date. Unless earlier terminated by its terms, the option will expire at the close of business on the 7th anniversary of the grant date.

The Company issued a press release on August 17, 2007 announcing the appointment of Mr. Martin as Senior Vice President and Chief Financial Officer, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description
99.1	Press release dated August 17, 2007 announcing the appointment of Timothy O. Martin as Senior Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Date: August 21, 2007
/s/ Melvin Dick
Executive Vice President, Chief Financial Officer